Exhibit 10.11

Second Amendment to Form of Newport Federal Savings Bank Supplemental Director Retirement Agreement.

SECOND AMENDMENT TO

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

This Second Amendment (the “Second Amendment”) to the Supplemental Director Retirement Agreement, dated as of March __, 2007 (as amended, the “Agreement”), by and among Newport Federal Savings Bank (the “Bank”) and ______________ (the “Director”) is effective as of _____________, 2011. Capitalized terms which are not defined herein shall have the same meaning as set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the parties previously amended the Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Section 10(b) of the Agreement, the parties to the Agreement desire to further amend the Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Employee hereby amend the Agreement as follows:

1.           This Second Amendment clarifies that the First Amendment, dated November ___, 2008, is intended to be an amendment of the Supplemental Executive Retirement Agreement, dated March 31, 2007, except to the extent inconsistent therewith. The Amendment set forth at paragraph 2 below is intended to correct an error set forth in the First Amendment.

2.           Amendment to Section 3(c) of the Agreement. Section 3(c) is hereby amended in its entirety to read as follows:

If the Director ceases to perform duties due to Director’s Disability, the Director will be treated as actively performing duties as a Director until the earlier of (i) the date on which the Director attains age 72 or (ii) the date on which the Director is age 67 or older and has at least 10 years of service (the “Benefit Date”). Upon the occurrence of the Benefit Date, the Director’s services will be deemed to be terminated. If the Director is age 72 on such Benefit Date, the Director will be entitled to the supplemental annual pension benefit provided in Section 1 of the Plan, where such benefit shall be payable at the time and in the manner described in Section 1. If the Director is age 67 but less than age 72 and has at least 10 years of service on such Benefit Date, the Director will be entitled to the supplemental annual pension benefit provided in Section 2 of the Plan, where such benefit shall be payable at the time and in the manner described in Section 2. In accordance with the requirements of Code Section 409A, in the event that a Director is initially determined to have a Disability prior to one year following the effective date of this amendment, the Director’s Disability Benefit will be determined and paid under Section 3(c) of the First Amendment adopted in November 2008.

Disability shall mean that the Director is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) determined to be totally disabled by the Social Security Administration.

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3.           Amendment to Section 7(b) of the Agreement. Section 7(b) is hereby amended to read as follows:

(b)	A Change in Control shall be deemed to have occurred upon the earlier of the following events:

i.	Merger: The Company merges into or consolidates with another entity or merges another entity into the Company, and as a result less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were members of the Company immediately before the merger or consolidation;

ii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (ii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iii.	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

4.            Compliance with Section 409A. This Amendment shall be interpreted and administered consistent with Section 409A of the Code.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Bank, on behalf of its duly authorized officer, and the Director have caused this Second Amendment to be executed as of the date first written above

NEWPORT FEDERAL SAVINGS BANK

By:

DIRECTOR

By:

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